Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory J. McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2008 Q1 RESULTS

PARK CITY, Utah, Jan 31/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2008 first quarter ended December 31, 2007.  Net sales for the fiscal 2008 first quarter were $41.1 million compared to $35.8 million for the same quarter of fiscal 2007.  For the first quarter of fiscal 2008, net income was $3.2 million, or $0.28 diluted earnings per share, compared to net income of $3.4 million, or $0.30 diluted earnings per share, for the same quarter of fiscal 2007.

Bill Gay, chairman and chief executive officer, commented, “The growth in net sales of approximately 15% for the first quarter of fiscal 2008 compared to the same quarter of fiscal 2007 reflects the positive contributions of the six acquisitions completed during fiscal 2007.  We remain focused on expanding our branded product sales through innovative marketing and sales programs that build long-term loyalty with our health and natural food store customers.  Improved profitability and EBITDA from our acquisitions can normally be achieved within one to two years.  Managing controllable expenses and gaining consolidation synergies from the fiscal 2007 acquired businesses will remain a dominant goal for the next few quarters. In spite of the current US economic slowdown, cost pressures and increasing competitive conditions, we remain confident in our business as we strive to serve our customers and take advantage of synergistic opportunities in the Healthy Foods Channel.  We appreciate everyone that has helped us build a strong and successful business in the nutritional industry.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We sell branded nutritional supplements and other natural products under the trademarks Solaray®, VegLife®, KAL®, Nature’s Life®, Sunny Green®, Action Labs®, Natural Balance®, NaturalMax®, bioAllers®, Herbs for KidsTM, Natra-Bio®, NaturalCare®, Zand®, Life-flo®, Larénim®, Living Flower

Essences®, Pioneer®, Thompson®, Natural Sport®, Supplement Training Systems®, Premier One®, Montana Big Sky™, ActiPet®, FunFresh Foods™, Dowd & Rogers™, CompliMed®, AllVia™, Healthway®, Body Gold®, Sayge Biosciences™, Monarch Nutritional Laboratories™ and Great Basin Botanicals™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company ™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™, Granola’s™ and Pilgrim’s Natureway™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 3,900 SKUs, including over 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to, government regulations,  product liability claims and litigation, insurance coverage issues, a decrease in or slowing of the growth rate of the vitamin, mineral and supplement market, the success of the healthy foods channel, consumer perception of safety and quality of our products and similar products, competition, intellectual property rights of other parties, the loss of key personnel, disruptions from acquisitions, issues with obtaining raw materials of adequate quality or quantity, problems with information management systems, manufacturing efficiencies and operations, litigation generally, the volatility of the stock market generally and of our stock specifically, a general lack of adequate industry analyst coverage, and other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations group or which may be obtained at the SEC’s website (www.sec.gov).

© 2008 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	December 31,	September 30,
	2007	2007
Assets
Current assets, net	$49,904	$51,534
Property, plant and equipment, net	42,367	39,506
Goodwill	39,066	38,978
Other non-current assets, net	15,898	16,384
	$147,235	$146,402

Liabilities and Stockholders’ Equity
Current liabilities	$17,725	$20,275
Long-term liabilities	21,227	20,208
Stockholders’ equity	108,283	105,919
	$147,235	$146,402

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended December 31,
	2007	2006
Net sales	$41,086	$35,848
Cost of sales	18,773	16,324
Gross profit	22,313	19,524
Operating expenses
Selling, general and administrative	16,628	13,922
Amortization of intangible assets	167	46
Income from operations	5,518	5,556
Interest and other (income)/expense, net	380	144
Income before provision for income taxes	5,138	5,412
Provision for income taxes	1,927	2,057

Net income	$3,211	$3,355

Net income per common share
Basic	$0.29	$0.30
Diluted	0.28	0.30

Weighted average common shares outstanding
Basic	11,123,792	11,015,967
Diluted	11,270,089	11,212,285

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended December 31,
	2007	2006
Net income	$3,211	$3,355
Provision for income taxes	1,927	2,057
Interest and other (income)/expense, net (1)	380	144
Depreciation and amortization	1,312	1,101

EBITDA	$6,830	$6,657

(1) Includes amortization of deferred financing fees and losses associated with fixed asset disposals.